UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 05, 2014 (Date of earliest event reported)
Houston Wire & Cable Company (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52046 (Commission File Number)	36-4151663 (IRS Employer Identification Number)

10201 North Loop East (Address of principal executive offices)		77029 (Zip Code)
(713) 609-2110 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 4, 2014, upon the recommendation of the Nominating and Corporate Governance Committee (the "Governance Committee") of the Board of Directors (the "Board") of Houston Wire & Cable Company (the "Company"), the Board voted to increase the number of directors from seven to eight. To fill the vacancy created by this increase, on November 4, 2014, upon the further recommendation of the Governance Committee, the Board elected Gary Yetman as a new director to serve until the Company's 2015 annual meeting of stockholders. Mr. Yetman will be a member of the Compensation and Nominating and Corporate Governance Committees of the Board.

In accordance with the Company's compensation policy for non-employee directors, on November 4, 2014, the Company granted to Mr. Yetman 1,817 restricted stock units (the "Restricted Stock Units") under the Company's 2006 Stock Plan having a fair market value of $25,000, based on the price of the Company's common stock as reported on The Nasdaq Global Market on the date of grant. The Restricted Stock Units will vest on the date of the Company's 2015 annual meeting of stockholders and will be settled in shares of common stock at such time as Mr. Yetman's service on the Board terminates for any reason. The Company and Mr. Yetman also will enter into the Company's standard Indemnification Agreement for directors.

Mr. Yetman, age 59, served as the Chief Executive Officer and President of Coleman Cable, Inc. from 1999 until his retirement following the sale of Coleman Cable earlier this year. Prior to that, Mr. Yetman held various senior management positions with Coleman Cable's predecessor and within the electrical industry.

Item 7.01. Regulation FD Disclosure

On November 4, 2014, the Board of Directors approved a dividend on the Company's common stock in the amount of $0.12 per share, payable on November 28, 2014 to stockholders of record at the close of business on November 16, 2014.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
            99.1       Press Release of Houston Wire & Cable Company dated November 05, 2014

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 05, 2014	HOUSTON WIRE & CABLE COMPANY By: /s/ Nicol G. Graham Nicol G. Graham VP & Chief Financial Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Houston Wire & Cable Company dated November 05, 2014